Contact:	Rosanne Palacios	Tom Travis
	Vice President of Marketing	President and CEO
	International Bancshares Corporation	IBC-San Antonio
	956-726-6636	210-518-2502

	Elizabeth Marshall or Brian Dwyer	Lynne Oakley
	KGBTexas, Inc.	IBC-San Antonio
	210-826-8899	210-518-2526

IBC Responds to Albertson’s Closures

(March 14, 2002) LAREDO, TX — International Bancshares Corporation (NASDAQ: IBOC) today announced its plans to deal with Albertson’s decision to exit the south Texas markets of San Antonio and the Rio Grande Valley as well as the Houston market.  Albertson’s has decided to close its stores in Brownsville, Corpus Christi, Laredo, Edinburg, San Juan, Pharr, Mission, Weslaco and Harlingen, on Sunday, March 17, at 7:00 p.m.  IBC intends to continue operating as many of its bank branches inside these stores as possible for at least 30 days in order to accommodate customer demand during this transition period.

“We are disappointed by Albertson’s decision to exit these markets particularly since we have invested our time and efforts into these branches to give our customers added convenience,” said Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation.  “Now that we know which stores are closing immediately and which are on the sale block, we will move forward.  Additionally, once we know who the potential buyer of the remaining stores is, we will immediately make contact with them to discuss our continued presence within the stores.”

IBC began its partnership with Albertson’s in 1995 and has added over 46 Albertson’s branches since that time.  “IBC is committed to growing our network of banks as evidenced by the recent acquisition of NBC Bank,” continued Nixon.  “Although we have enjoyed our partnership with Albertson’s, IBC’s branch system is extensive.  IBC will continue to grow our markets by expanding our traditional branch system including additional regional mall locations.”

IBC indicated that the current round of closures will not result in the loss of any jobs.  “We are happy that we will retain all employees who are currently employed at these branches,” added Nixon.

Along with IBC’s traditional branches, the IBC network includes branches inside Wal-Mart super stores and shopping malls in the Rio Grande Valley, Laredo and Corpus Christi.  Additionally, IBC’s network of more than 165 ATMs, the IBC Voice automated telephone service and the bank’s IBC Bank Online Internet service continue to allow customers 24-hour access to their accounts.

International Bancshares Corporation (NASDAQ: IBOC) is a $6.4 billion, multi-bank financial holding company headquartered in Laredo, Texas.  It has facilities and ATMs serving communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Eagle Pass, Port Lavaca, Zapata and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml